Exhibit 99.1

For more information:	Investor Relations:
David Reeder	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3235
650-357-3500

Electronics For Imaging, Inc. Proposes Offering of $300 Million Convertible Senior Notes Due 2019

Fremont, Calif. – September 2, 2014 – Electronics For Imaging, Inc. (Nasdaq: EFII) (the “Company”) announced today that it intends to offer, subject to market conditions and other factors, $300 million aggregate principal amount of convertible senior notes due 2019 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company intends to grant to the initial purchasers of the Notes the right to purchase up to an additional $45 million aggregate principal amount of the Notes, exercisable within a 13-day period from, and including, the date of initial issuance.

The initial conversion rate, interest rate and certain other terms of the Notes will be determined at the time of the pricing of the offering. If and when issued, the Notes will be unsecured senior obligations of the Company. The Notes will pay interest semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2015. The Notes will mature on September 1, 2019, unless repurchased or converted in accordance with their terms prior to such date.

The Company intends to use a portion of the net proceeds from the offering of the Notes to pay the cost of certain convertible note hedge transactions (described below), taking into account the proceeds to the Company from the sale of warrants pursuant to certain warrant transactions (described below) and to repurchase up to $10 million of shares of the Company’s common stock in privately negotiated transactions, which could affect the market price of the Company’s common stock concurrently with, or shortly after, the pricing of the Notes, and could result in a higher effective conversion price for the Notes. The Company expects that the purchase price per share of the Company’s common stock in such transactions to be equal to the closing price per share of the Company’s common stock on the date of pricing of the offering. The Company expects to use the remainder of the net proceeds from the offering of the Notes for general corporate purposes, including additional stock repurchases and potential acquisitions and strategic transactions. However, the Company currently has no agreements or understandings with respect to any material acquisitions or strategic transactions.

If the initial purchasers exercise their option to purchase additional Notes, the Company may sell additional warrants and use a portion of the net proceeds from the sale of the additional Notes, together with the proceeds from the sale of the additional warrants to enter into additional convertible note hedge transactions. Any remaining proceeds will be used for general corporate purposes described above.

In connection with the pricing of the Notes, the Company intends to enter into convertible note hedge transactions with one or more of the initial purchasers or their affiliates or other financial institutions (the “option counterparties”). The Company also intends to enter into warrant transactions with the option counterparties. The convertible note hedge transactions are generally expected to reduce potential dilution to the Company’s common stock upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be. However, the warrant transactions could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the strike price of the warrants.

In connection with establishing their initial hedges of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to purchase shares of the Company’s common stock and/or enter into various derivative transactions with respect to the Company’s common stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the Notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Company’s common stock and/or purchasing or selling the Company’s common stock or other securities of the Company in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of Notes or in connection with repurchases of Notes by the Company on any fundamental change repurchase date or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of the Company’s common stock or the Notes, which could affect the ability of Note holders to convert their Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, it could affect the amount and value of the consideration that Note holders will receive upon conversion of their Notes.

The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor the shares of common stock issuable upon conversion of the Notes, if any, have been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such a registration requirement.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Notice Regarding Forward-Looking Statements

This press release includes certain forward-looking statements related to the Company within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including all statements regarding the proposed offering of the notes, are forward-looking statements. These statements are based on management’s current estimates, assumptions, expectations or beliefs and are subject to uncertainty and changes in circumstances. These forward-looking statements are estimates reflecting the judgment of the Company’s senior management and actual results may vary materially from those expressed or implied by the forward-looking statements herein.

The statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with The Company’s businesses, please refer to the section entitled “Risk Factors” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which are on file with the SEC and available on the SEC’s website at www.sec.gov.

Contact

Electronics For Imaging, Inc.

Public Relations Manager

David Lindsay, 404-931-7760

David.lindsay@efi.com